[logo]  NEWS RELEASE

                                   FOR IMMEDIATE RELEASE



DATE:          April 28, 1995

CONTACT:  David T. Gardner
          Director of Investor Relations
          (706)649-5220


SYNOVUS  ANNOUNCES COMPLETION OF
CITIZENS & MERCHANTS STATE BANK MERGER

     Synovus Financial Corp. (NYSE-"SNV"), the Columbus, Georgia based multi-financial services company, today announced the completion of the merger of Citizens & Merchants Corporation ("C&M"), the parent of $51.4 million asset Citizens & Merchants State Bank, Douglasville, Georgia, into Synovus. Citizens & Merchants State Bank is Synovus' first acquisition in the fast-growing suburbs west of Atlanta and the bank will continue to operate under its existing corporate identity, management team and local board of directors.

     Citizens & Merchants State Bank was founded in 1987. Year-end December 31, 1994 return on assets and return on equity were 1.74% and 13.33%, respectively. First quarter March 31, 1995 return on assets and return on equity were 2.10% and 17.86%, respectively. Net charge-offs for 1994 were .07% and for the first quarter of 1995 were (.03)%, indicating that recoveries exceeded charge-offs for the quarter.

     Commenting on the merger, Synovus Chairman Jim Blanchard said "We are extremely pleased to welcome Citizens & Merchants State Bank to the Synovus family of companies. Douglasville is an especially attractive market and we have joined forces with a truly outstanding team. Their demonstrated ability to grow the bank while performing at the highest levels of profitability provides our organization with an excellent example of how to develop new and profitable business. Ken Barber and his management team and directors have done a super job in Douglasville and we look forward to their continued success."

     Ken Barber, C&M President and CEO commented "We are very excited about the opportunity of combining our highly successful organization with the premier banking institution in the Southeast. The overall financial strength and diversity of Synovus will offer our customers and employees a full array of services which are unmatched in our marketplace."

     The transaction was effected by a tax-free exchange of common stock accounted for as a pooling of interests. The holders of C&M stock received .50 shares of Synovus stock for each share of C&M stock. C&M shareholders received 626,481 shares of Synovus stock worth approximately $12,843,000 million at Synovus' April 27th closing price of $20.50 . The acquisition should contribute to Synovus' earnings per share in 1995.

     Synovus Financial Corp. (Syn * o * vus) is a $7.3 billion asset, multi-financial services company composed of 34 banks serving communities throughout Georgia, Alabama, Florida and South Carolina, an 80.8% ownership of Total System Services, Inc. (NYSE - TSS), one of the world's largest credit card processing companies, and Synovus Securities, Inc., a full service brokerage firm. The name "Synovus" was created by the combination of synergy and novus- synergy meaning the interaction of separate components such that the total effect is greater than the sum of its parts, and novus (Latin for "new"), meaning usually of superior quality and different from others listed in the same category.